Alpha Natural Resources

December 1, 2011

Mr. Christopher L. Headrick
President and CEO
Americas Energy Company
243 N. Peters Road
Knoxville, TN 37923

RE: LETTER OF INTENT

Dear Mr. Headrick:

This letter agreement ("Letter of Intent") made between Alpha Natural Resources, LLC, a Delaware limited liability company ("Alpha"), and Americas Energy Company ("Buyer"), outlines the principal terms and conditions upon which Buyer proposes to acquire from Alpha's affiliated entity Tennessee Consolidated Coal Company, a Tennessee corporation ("Seller"), all of Seller's right, title and interest in and to Mines 41 and 43, the TCC Preparation Plant, the barge loading facility at mile marker 431 on the Tennessee River, and associated coal reserves, surface property, fixtures, equipment, permits, contracts and other assets located in Marion, Grundy, Bledsoe, and Sequatchie Counties, TN (the "Assets").

Except as otherwise herein provided, this Letter of Intent shall be a statement of intent only and shall not be a binding agreement of the parties. The final terms of the contemplated purchase and sale of the Assets as described herein (the "Transaction") are subject to change, supplementation or withdrawal at any time by either Buyer or Alpha, in their sole discretion, until, if ever, all necessary corporate approvals are obtained for the Transaction and a definitive agreement relating to the Transaction (the "Purchase Agreement") is executed and delivered by Buyer and Seller.

Subject to revision by either party, the principal terms and conditions of the Transaction are:

1. Assets and Liabilities. At the closing of the Transaction (the "Closing"), Seller will sell and Buyer will buy all of the Assets, free and clear of all mortgages, security interests, other liens, charges, encumbrances and claims, except for customary "permitted liens," which with respect to coal reserves will include all liens that do not affect mining title. The Assets do not include any employees or employment-related agreements, and Buyer shall have no obligation to hire any employees of Seller or its affiliated entities. Seller shall retain and indemnify Buyer and its affiliates for any and all pre-Closing liabilities (including tax and employee liabilities) associated with the Assets, except for reclamation and environmental liabilities. Buyer shall assume and indemnify Seller and its affiliates for any and all post-Closing liabilities associated with the Assets and all reclamation and environmental liabilities (whether incurred before, at or

after the Closing) associated with the Assets. Buyer shall use its reasonable best efforts and take all actions necessary at and after the Closing to facilitate the prompt transfer of the permits included in the Assets (the "Permits") to the Buyer and the release of all reclamation bonds and any security posted by Seller with respect to the Permits.

2. Purchase Price. The purchase price for the Assets will be payable as follows:

(a) Three Million Dollars ($3,000,000) in cash paid at Closing;

(b) An unsecured Three Million Dollar ($3,000,000) Promissory Note with all principal payable in one installment 12 months after Closing;

(c) An unsecured Four Million Dollar ($4,000,000) Promissory Note with all principal payable in one installment 24 months after Closing; and

(d) An overriding royalty interest at the rate of $3.00 per clean ton from each ton of coal mined and sold from all coal leases included in the Assets, capped at Sixty-One Million Dollars ($61,000,000).

3. Conditions. The signing of the Purchase Agreement will be subject to (i) Buyer completing its due diligence investigation to its satisfaction, and (ii) obtaining all corporate approvals necessary for the Transaction. The Closing under the Purchase Agreement will be subject to: (i) obtaining any third party consents agreed by the parties to be necessary for the Transaction, (ii) Buyer providing Seller with fully completed transfer applications for the Permits that may be filed with the appropriate regulatory agencies as of Closing and (iii) other customary closing conditions. Buyer shall be solely responsible for obtaining any and all necessary consents to the assignment and transfer of contracts or leases included in the Assets, with reasonable and customary assistance from Seller (not to include payment of any consent or transfer fees or the provision of any guarantees or other financial assistance).

4. Access. Alpha acknowledges that Buyer will conduct a thorough due diligence review of the Assets, which may include third party engineering, geologic, environmental, and legal evaluations, as desired by Buyer. Alpha shall cause Seller to provide Buyer and its authorized representatives with access to personnel managing the Assets as well as the properties, contracts, books and records related to the Assets that are requested by Buyer and are in the possession or control of Seller and its affiliates. Buyer will use its reasonable best efforts to complete the due diligence as quickly as practicable, but in any event on or before December 31, 2011. Alpha, Seller and their affiliates specifically disclaim and make no representation or warranty, expressed or implied, as to the accuracy, completeness, usefulness or reliability of the information or any portion thereof whatsoever, except for such representations and warranties as may be contained in the Purchase Agreement. Buyer shall use the disclosed information and make any interpretations and/or conclusions at its own risk. Buyer acknowledges that its due diligence review of and access to the Assets hereunder is being provided under and is subject to the terms of the Confidentiality Agreement dated October 5, 2011 between Alpha and Buyer.

5. Other Negotiations. This Letter of Intent does not grant Buyer any exclusive right to investigate the acquisition of the Assets. Alpha and Seller may, in their sole discretion, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person relating to any sale of the Assets.

6. Closing and Termination. Subject to execution of the Purchase Agreement and the provisions of this Letter of Intent, the parties contemplate closing of this Transaction on or before January 15, 2012. If the Closing has not occurred on or before January 15, 2012, then this Letter of Intent shall automatically terminate and neither party shall have any further obligation or liability to the other with respect to the Transaction. Notwithstanding the other provisions of this Letter of Intent, either party may terminate this Letter of Intent at any time, in its sole discretion, by providing written notice to the other party.

7. General. Each party shall pay its own expenses incurred in connection with this Letter of Intent, the due diligence investigation and the Transaction. This letter of Intent shall be construed under the laws of the Commonwealth of Virginia.

Please sign below in the space provided and return and executed counterpart to me.

Regards,

Alpha Natural Resources, LLC

By: [signature]
David W. Gay,
Vice President – Mergers and Acquisitions and Corporate Development

Agreed to this 5th day of December 2011

AMERICAS ENERGY COMPANY

By: [signature]

Its: President / CEO